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                                                             Filed pursuant to
                                                             Rule 424 (b)(3)
                                                             Reg Nos. 333-42792,
                                                             333-42792-01 and
                                                             333-42792-02

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated August 30, 2000)

NTL Communications Corp.
7% Convertible Subordinated Notes Due 2008
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated August 30, 2000 and the Prospectus Supplement No. 1 dated September 14, 2000 relating to the 7% Convertible Subordinated Notes Due 2008 of NTL Communications Corp. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes. The table on pages 44 of the Prospectus and in the Prospectus Supplement No. 1 sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.


                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF
                             DEBENTURES
                            BENEFICIALLY
                              OWNED AND
SELLING SECURITY HOLDERS     OFFERED ($)
------------------------    -------------
  Lehman Brothers Inc.        2,500,000


In addition, the information with respect to the Selling Security Holders is amended by deleting the following Selling Security Holders from the table: Ohio National Equity Income Portfolio, on behalf of its Ohio National Fund, Inc., Sun America Series Trust, on behalf of its Federated Utility Portfolio, Federated Utility Funds, Inc., Federated Insurance Series, on behalf of its Federated Utility Fund II, Federated
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Insurance Series, on behalf of its Federated Equity Income Fund II, Federated
Equity Income Fund, Inc. and Nationwide Family of Funds, on behalf of its Nationwide Equity Income Fund.

The Prospectus, together with Prospectus Supplement No.1 and this Prospectus Supplement No.2 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is dated October 24, 2000.


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